Exhibit 10.2

Scholar Rock, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 16th day of July, 2020, between Scholar Rock, Inc., a Delaware corporation (the “Company”), and Edward H. Myles (the “Employee”) and is effective commencing on the Employee’s first day of employment at the Company, which will be July 16, 2020 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Employment.

(a)               Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”). The Employee’s employment with the Company will be “at will,” meaning that the Employee’s employment may be terminated by the Company or the Employee at any time and for any reason subject to the terms of this Agreement.

(b)               Position and Duties. During the Term, the Employee shall serve as the Chief Financial Officer and Head of Business Operations of the Company, and shall have such duties and authorities as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”). The Employee shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Employee may serve on other boards of directors, with the approval of the Board (not to be unreasonably withheld and subject to any applicable Company policies), or engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with the Employee’s performance of his duties to the Company as provided in this Agreement. Effective as of the Effective Date, the Employee will resign from the Board of Directors of the Company (the “Board”) and from any Board committees on which he currently serves. The Employee shall also execute any documents in reasonable form as may be requested to confirm or effectuate such resignation. For the avoidance of doubt, the Employee will not receive any further compensation on or after the Effective Date related to his Board service.

2.            Compensation and Related Matters.

(a)               Base Salary. During the Term, the Employee’s annual base salary shall be $430,000. The Employee’s base salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.

(b)               Incentive Compensation. During the Term, the Employee shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Employee’s initial target annual incentive compensation shall be forty percent (40%) of his Base Salary (the “Target Annual Incentive Compensation”). Except as otherwise provided herein, to earn incentive compensation, the Employee must be employed by the Company on the day such incentive compensation is paid. The Target Annual Incentive Compensation is paid out no later than March 15th of the year following the applicable bonus year.

(c)               Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

(d)               Other Benefits. During the Term, the Employee shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)               Vacations. During the Term, the Employee shall be entitled to paid vacation in accordance with the Company’s policies and procedures. The Employee shall also be entitled to all paid holidays given by the Company in accordance with the policies and procedures then in effect and established by the Company.

(f)                Equity. In connection with the commencement of the Employee’s employment, subject to the approval of the Compensation Committee of the Board, the Employee shall be granted a stock option to purchase 250,000 shares of Scholar Rock Holding Corporation’s (“SR Holding”) common stock (the “Stock Option Award”) at an exercise price per share equal to the closing price of the SR Holding’s common stock on the Nasdaq Global Market on the date of grant (or if no closing market price is reported for such date, the closing market price on the immediately preceding date for which a closing market price is reported). The Stock Option Award will vest with respect to 25% of the shares of SR Holding common stock underlying the Stock Option Award on the first anniversary of the Effective Date (the “Vesting Commencement Date”), and the remaining 75% of the shares of SR Holding common stock underlying the Stock Option Award shall vest in 12 equal quarterly installments following the Vesting Commencement Date, subject to the Employee’s continued full-time employment with SR Holding through each applicable vesting date. The Stock Option Award will be subject to all terms and conditions and other provisions set forth in the Scholar Rock Holding Corporation’s 2018 Stock Option and Incentive Plan (as amended and/or restated from time to time) and a separate agreement for the Stock Option Award (such agreement, with the 2018 Stock Option and Incentive Plan, the “Equity Documents”) which the Employee will be required to sign as a condition to receiving the Stock Option Award. The Employee may also be eligible to receive future equity awards, in the sole discretion of the Board or the Compensation Committee of the Board.

It is acknowledged and agreed that as of the Effective Date, the Employee will cease vesting in the equity awards that the Employee received in connection with his Board service (the “Director Awards”, together with the applicable underlying equity award agreements and equity plan(s), the “Director Award Documents”), notwithstanding anything to the contrary in the Director Award Documents. Further, and notwithstanding anything to the contrary in the Director Award Documents, the Company shall, subject to the approval of the Board or the Compensation Committee of the Board, extend the exercise period with respect to the vested portion of the Director Awards until the earlier of (i) three (3) months after the Employee’s service relationship with the Company ends, or (ii) the expiration date for such vested stock options as provided in the applicable Director Award Documents (the “Extended Exercise Period”). Except as expressly stated herein, all other terms of the Director Award Documents remain in full force and effect.

3.            Termination. During the Term, the Employee’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)               Death. The Employee’s employment hereunder shall terminate upon his death.

(b)               Termination by Company for Cause. The Company may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Employee constituting a material act of misconduct in connection with the performance of the Employee’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Employee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Employee were retained in the Employee’s position; (iii) continued non-performance by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a material breach by the Employee of any of the provisions contained in Section 7 of this Agreement which has not been cured (or is incapable of or otherwise cannot be cured) within 30 days after the Board gives the Employee written notice regarding such breach; (v) a material violation by the Employee of the Company’s written employment policies which has not been cured (or is incapable of or otherwise cannot be cured) within 30 days after the Board gives the Employee written notice regarding such breach; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(c)               Termination Without Cause. The Company may terminate the Employee’s employment hereunder at any time without Cause. Any termination by the Company of the Employee’s employment under this Agreement which does not constitute a termination for Cause under Section 3(b) and does not result from the death of the Employee under Section 3(a) shall be deemed a termination without Cause.

(d)               Termination by the Employee. The Employee may terminate the Employee’s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events: (i) a material diminution in the Employee’s responsibilities, authority or duties; (ii) a material diminution in the Employee’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance applied equally, as a percentage of Base Salary, to all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Employee provides services to the Company, except for required travel for the Company’s business; or (iv) the material breach of this Agreement by the Company. For the purpose of this Agreement, “Good Reason Process” shall mean that (i) the Employee discovers and reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the Employee’s discovery of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates the Employee’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(e)               Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Employee’s employment by the Company or any such termination by the Employee shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(f)                Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean: (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated by the Company under Section 3(c), the date on which a Notice of Termination is given; (iii) if the Employee’s employment is terminated by the Employee under Section 3(d) without Good Reason, 14 days after the date on which a Notice of Termination is given, and (iv) if the Employee’s employment is terminated by the Employee under Section 3(d) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.            Compensation Upon Termination.

(a)               Termination Generally. If the Employee’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Employee (or to the Employee’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Employee’s Date of Termination; and (ii) any vested benefits the Employee may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)               Termination by the Company Without Cause or by the Employee with Good Reason. During the Term, if the Employee’s employment is terminated by the Company without Cause as provided in Section 3(c), or the Employee terminates the Employee’s employment for Good Reason as provided in Section 3(d), then the Company shall pay the Employee the Employee’s Accrued Benefit. In addition, subject to the Employee signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement and, in the Company’s sole discretion, a one-year post employment noncompetition agreement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable and fully effective, all within 60 days after the Date of Termination (or such shorter time period provided in the Separation Agreement and Release), which shall include a seven business day revocation period:

(i)              the Company shall pay the Employee an amount equal to (A) 9 months of the Employee’s Base Salary (or the Employee’s Base Salary in effect before Good Reason existed under Section 3(d)(ii), if higher than the Employee’s current Base Salary) plus (B) the Employee’s Prorated Incentive Compensation (collectively, the “Severance Amount”); provided in the event the Employee is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount received in any calendar year will be reduced by the amount the Employee is paid in the same such calendar year pursuant to the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement Setoff”). For purposes of this Agreement, “Prorated Incentive Compensation” shall mean the Target Annual Incentive Compensation the Employee would have been entitled to receive in the fiscal year of the Date of Termination prorated by the number of days the Employee was employed by the Company during the fiscal year of the Date of Termination; for the avoidance of doubt, in no event shall “Prorated Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Employee materially breaches any of the provisions contained in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease;

(ii)              if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall, for the period of 9 months following the Date of Termination or the Employee’s COBRA health continuation period, whichever is shorter, pay the cost of the monthly employer contribution (either by direct payment to the group health plan provider or the COBRA provider or by reimbursing the Employee for such cost) that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

(iii)             the amounts payable under Section 4(b)(i) and (ii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.            Compensation Upon Termination after a Change in Control. The provisions of this Section 5 set forth certain terms of an agreement reached between the Employee and the Company regarding the Employee’s rights and obligations upon the occurrence of a Change in Control (as defined below) of the Company. These provisions are intended to assure and encourage in advance the Employee’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding the Severance Amount and other benefits upon a termination of employment, if such termination of employment occurs within 18 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 18 months after the occurrence of a Change in Control.

(a)               Change in Control. During the Term, if within 18 months after a Change in Control, the Employee’s employment is terminated by the Company without Cause as provided in Section 3(c) or the Employee terminates his employment for Good Reason as provided in Section 3(d), then, subject to the signing of the Separation Agreement and Release by the Employee and the Separation Agreement and Release becoming irrevocable and fully effective, all within 60 days after the Date of Termination (or such shorter time period provided in the Separation Agreement and Release), which shall include a seven business day revocation period:

(i)               the Company shall pay the Employee a lump sum in cash in an amount equal to 1 times the sum of (A) the Employee’s current Base Salary (or the Employee’s Base Salary in effect immediately prior to the Change in Control or before Good Reason existed under Section 3(d)(ii), if higher than the Employee’s current Base Salary) plus (B) the Employee’s Average Incentive Compensation (collectively, the “Change in Control Payment”); provided that the Change in Control Payment shall be reduced by the amount of the Restrictive Covenant Agreement Setoff, if applicable. For purposes of this Agreement, “Average Incentive Compensation” shall mean the Target Annual Incentive Compensation the Employee would have been entitled to receive in the fiscal year of the Date of Termination (or the Employee’s Target Annual Incentive Compensation in the fiscal year immediately prior to the Change in Control, if higher). For the avoidance of doubt, in no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus;

(ii)              notwithstanding anything to the contrary in the Equity Documents, all time-based stock options and other time-based stock-based awards held by the Employee shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination;

(iii)             if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall, for the period of 12 months following the Date of Termination or the Employee’s COBRA health continuation period, whichever is shorter, pay the cost of the monthly employer contribution (either by direct payment to the group health plan provider or the COBRA provider or by reimbursing the Employee for such cost) that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

(iv)            The amounts payable under Section 5(a)(i) and (iii) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)               Additional Limitation.

(i)              Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)              For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)            The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

(c)               Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)              any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)              the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)             the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company and its affiliates on a consolidated basis.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a Change in Control shall be deemed to have occurred for purposes of the foregoing clause (i).

6.            Section 409A.

(a)               Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)               All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)               To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)               The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)               The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.            Confidential Information, Noncompetition and Cooperation.

(a)               Restrictive Covenant Agreement. As a material condition of this Agreement, the Employee will execute the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”), attached hereto as Exhibit A, prior to the Effective Date. The Employee acknowledges and agrees that the Employee received the Restrictive Covenant Agreement with this Agreement and at least ten (10) business days before the commencement of the Employee’s employment.

(b)               Third-Party Agreements and Rights. The Employee hereby confirms that the Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information, other than confidentiality restrictions (if any), or the Employee’s engagement in any business. The Employee represents to the Company that the Employee’s execution of this Agreement, the Employee’s employment with the Company and the performance of the Employee’s proposed duties for the Company will not violate any obligations the Employee may have to any such previous employer or other party. In the Employee’s work for the Company, the Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)               Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with any reasonable request of the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 7(c).

(d)               Relief. The Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Employee of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Employee agrees that if the Employee breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Employee materially breaches this Section 7 during a period when the Employee is receiving severance payments pursuant to Section 4 or Section 5 hereof, the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Employee of the Employee’s duties under this Agreement.

(e)               Protected Disclosures and Other Protected Action. Nothing contained in this Agreement limits the Employee’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

8.            Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Employee’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Employee or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.            Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the parties (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.          Integration. This Agreement, together with the Restrictive Covenant Agreement, the Director Award Documents (as amended herein), the Director Indemnification Agreement dated as of November 19, 2018, the Officer Indemnification Agreement to be entered into in connection with the Employee’s employment and the Equity Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11.          Withholding. All payments made by the Company to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12.          Successor to the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Employee’s death after the Employee’s termination of employment but prior to the completion by the Company of all payments due to the Employee under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation).

13.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.          Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Employee’s employment to the extent necessary to effectuate the terms contained herein.

15.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.

18.          Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

19.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.              Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21.              Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SCHOLAR ROCK, INC.

By:	/s/David Hallal
Its:	Chairman of the Board

EMPLOYEE

/s/ Edward H. Myles
Edward H. Myles

Exhibit A

Employee Non-Competition, Non-Solicitation,

Confidentiality and Assignment Agreement

SCHOLAR ROCK, INC.

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment, continued employment by or other service relationship with Scholar Rock, Inc. (the “Company”), and in exchange for, among other things, the Extended Exercise Period (as defined in the Employment Agreement), which I acknowledge and agree is fair and reasonable consideration, I agree to the terms and conditions of this Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Agreement”). For purposes of this Agreement, references to the employment relationship shall mean any employment, co-employment, independent contractor or other service relationship, whether directly or through a third party, that I may have with the Company.

1.                  Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, pre-clinical and clinical testing data and strategies, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.                  Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.                  Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third parties which require the Company to protect or refrain from unauthorized use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.                  Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.                  Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, resources, proprietary information or know-how, or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises, resources, proprietary information, know-how or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6.                  Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.                  Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby grant a power of attorney by designating and appointing each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

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8.                  Restrictive Covenants.

A.	Non-Competition Restrictive Covenants

In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason, unless the Company terminates my employment without Cause (as defined in the Employment Agreement) or lays me off, or such shorter period as the Company designates in writing to me in connection with the ending of my employment relationship (the “Restricted Period”), I will not directly or indirectly, anywhere in the United States, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer, or otherwise, engage in, participate in, or perform: (a) any job, position, function, role, or activity that (i) is the same as or similar to that which I performed for the Company during any part of the two-year period immediately preceding the end of my employment with the Company and (ii) involves products, services, or a line of business (in each case, including but not limited to the research, development, manufacture, or commercialization of any products, services, or line of business) that is competitive with or that substitutes for or that eliminates the need for, any products, services, or a line of business (in each case, including but not limited to the research, development, manufacture, or commercialization of any products, services, or a line of business) of the Company at any time during the two-year period immediately preceding the end of my employment with the Company; or (b) any other job, position, function, role, or activity that would likely or inevitably, even if unintentionally, require or result in the use or disclosure of the Company’s Proprietary Information or the use of the Company’s customer goodwill, provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. Furthermore, I acknowledge and agree that the Company shall have the option of enforcing the aforementioned non-competition restriction, up to and including the full duration of the Restricted Period. In the event the Company elects to enforce said non-competition restriction, about which it will notify me no later than the last day of my employment, the Company will cause to be paid to me fifty percent (50%) of my highest annualized base salary paid by the Company within the two (2) years preceding the termination of my employment, for as long as the Company elects to enforce said non-competition restriction, subject further to limitations on payments owed to an employee who has breached a fiduciary duty owed to the Company or who has unlawfully taken Company property to the extent permitted by applicable law. I acknowledge and agree that any payments I receive pursuant to this paragraph 8(a) shall reduce (and shall not be in addition to) any severance or separation pay that I am otherwise entitled to receive from the Company pursuant to an agreement, plan or otherwise.

B.	Non-Solicitation Restrictive Covenants

In order to protect the Company’s Proprietary Information and good will, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person.

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I acknowledge that this covenants in this paragraph 8 are necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. I further acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.                  Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.                Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information, know-how or material belonging to any previous employer or others.

11.                Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses, if a court of competent jurisdiction determines that the Company is the prevailing party; provided that the Company shall pay all of my attorneys’ fees and expenses if a court of competent jurisdiction determines that I am the prevailing party in any action.

12.                Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to and/or incorporates any Proprietary Information.

13.                No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14.                Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

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15.                Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities. If I am named an inventor in one or more patent applications that resulted during my employment with the Company, I agree to use commercially reasonable efforts to keep the Company apprised of my contact information for an additional twenty-four (24) months.

16.                Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

17.                Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.                Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY. I ACKNOWLEDGE I HAVE BEEN NOTIFIED BY THE COMPANY OF THE RIGHT TO CONSULT WITH COUNSEL OF MY OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT, AND THAT I WAS GIVEN A COPY OF THIS AGREEMENT BY THE EARLIER OF (i) RECEIPT OF A FORMAL OFFER OF EMPLOYMENT, OR (ii) NOT LESS THAN 10 BUSINESS DAYS BEFORE THE COMMENCEMENT OF EMPLOYMENT.

I ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT WILL APPLY TO MY ENTIRE SERVICE RELATIONSHIP WITH THE COMPANY, INCLUDING WITHOUT LIMITATION ANY PERIOD OF SERVICE PRIOR TO THE DATE OF MY SIGNATURE BELOW.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Edward Myles

(Employee’s full name)

Type or print name:	Edward Myles

Date: 7/16/20

Scholar Rock, Inc.

/s/ David Hallal
Authorized Signatory

Date: 7/15/20

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EXHIBIT A

To:	Scholar Rock, Inc.

From:

Date:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒       No inventions or improvements

☐       See below:

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

☐       Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☒       None

☐       See below:

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

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